Exhibit 21
Subsidiaries of CNO Financial Group, Inc.

Name	State or Other Jurisdiction
40|86 Advisors, Inc.	Delaware
40|86 Mortgage Capital, Inc.	Delaware
American Life and Casualty Marketing Division Co.	Iowa
Association Management Corporation	Illinois
Bankers Conseco Life Insurance Company	New York
Bankers Life Advisory Services, Inc.	Indiana
Bankers Life and Casualty Company	Illinois
Bankers Life Securities, Inc.	Indiana
C.P. Real Estate Services Corp.	New Jersey
CDOC, Inc.	Delaware
CNO IT Services (India) Private Limited	India
CNO Management Services Company	Texas
CNO Services, LLC	Indiana
Colonial Penn Life Insurance Company	Pennsylvania
Conseco Life Insurance Company of Texas	Texas
Conseco Marketing, L.L.C.	Indiana
CreekSource, LLC	Delaware
Design Benefit Plans, Inc.	Illinois
Hawthorne Advertising Agency Incorporated	Pennsylvania
K.F. Agency, Inc.	Illinois
K.F. Insurance Agency of Massachusetts, Inc.	Massachusetts
Performance Matters Associates of Texas, Inc.	Texas
Washington National Insurance Company	Indiana